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                                                                      EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the registration statements of 1st Source Corporation on Forms S-8 of our report dated February 15, 2000, on our audits of the consolidated financial statements of 1st Source Corporation and subsidiaries as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, which report appears in the 1999 Annual Report to Shareholders and is incorporated by reference in this Annual Report on Form 10-K of 1st Source Corporation for the year ended December 31, 1999.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

South Bend, Indiana
March 16, 2000


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